UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 29, 2008

Date of report (date of earliest event reported)

LPL Investment Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52609	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

One Beacon Street, Floor 22

Boston MA 02108

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05          Costs Associated with Exit or Disposal Activities

On December 29, 2008, LPL Investment Holdings Inc. (the “Company”) announced that it is taking actions to reduce its operating costs as part of a comprehensive strategic business review.  This strategic business review is designed to best align the strengths of the company’s business model with fast-changing market opportunities and challenges, improve overall operational efficiencies and position the company for continued financial resilience throughout this period of unprecedented market and economic dislocation.  The cost reduction initiatives that are part of this business review include a reduction in the Company’s overall workforce of approximately 275 employees, or approximately 10% of its workforce.  The Company informed all employees of its plans on December 29, 2008 and expects to complete all activities associated with the restructuring by January 31, 2009.

As a result of these cost reduction initiatives, the Company expects to incur aggregate restructuring charges and other costs of approximately $12 million in the fourth quarter of 2008.  These anticipated charges primarily consist of severance and similar personnel-related expenses.

Item 8.01          Other Events

Media Statement

As the country’s leading independent broker/dealer, LPL Financial is proud to play a critical role in supporting financial advisors who counsel hundreds of thousands of Main Street American investors every day.  The firm is on a solid footing operationally and financially. Given our longstanding market leadership, we believe it is incumbent on us to position LPL Financial for continued financial resilience by taking certain proactive steps at this time, one of which is a reduction of the company’s total workforce by approximately 10%.

At the same time, LPL Financial has also taken steps to preserve resources that will help the company to maintain its standards of frontline service excellence. We have a proven track record of putting the customers we serve first and foremost in our company, and our employees stand ready to support their business needs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

By:	/s/ Robert J. Moore
	Name:	Robert J. Moore
	Title:	Chief Financial Officer

Dated: December 31, 2008